99.5 EX-Filing Fees

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

North Square Evanston Multi-Alpha Fund
(formerly, Evanston Alternative Opportunities Fund)

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$10,773,522(a)	$153.10	$1,649.43(b)
Fees Previously Paid	–		–
Total Transaction Valuation	$10,773,522(a)
Total Fees Due for Filing			$1,649.43

Total Fees Previously Paid			–
Total Fee Offsets			–
Net Fee Due			$1,649.43

(a)	Calculated as the aggregate maximum purchase price for shares of beneficial interest.

(b)	Calculated at $153.10 per $1,000,000 of the Transaction Valuation, pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.